EXHIBIT 21.1

      List of Subsidiaries of Dispatch Management Services Corp. as of December 31, 1999.

Subsidiary                                        State/Country of Incorporation
----------                                        ------------------------------

Dispatch Management Services New York Corp.       New York
Dispatch Management Services Acquisition Corp.    Delaware
Dispatch Management Services San Francisco Corp.  Delaware
DMS (Europe) Limited                              England and Wales
Dispatch Management Services Australia Pty Ltd    Australia
Balmerino Holding Limited                         New Zealand